Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement of Vulcan Materials Company on Form S-3/A of our reports dated January 31, 2001 (February 28, 2001 as to Note 14 and July 3, 2001 as to Note 15), (which express an unqualified opinion and include an explanatory paragraph relating to the restatement described in Note 15) appearing in and incorporated by reference in the Annual Report on Form 10K/A of Vulcan Materials Company for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Birmingham, Alabama
September 5, 2001